Exhibit 14.1

CODE OF BUSINESS CONDUCT

Ulta Salon, Cosmetics & Fragrance, Inc.

It is the policy of Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) to conduct its business activities and transactions with the highest ethical standards and in accordance with all applicable laws, rules and regulations. In carrying out this policy, the Company has adopted the Code of Business Conduct (“Code”), which sets forth the ethical and legal standards all Company employees, officers and members of the Board of Directors are expected to uphold.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise or all laws and policies that apply to the Company’s business, but it sets out basic standards for conducting business on behalf of the Company. All Company employees, officers and members of the Board of Directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s third party representatives, such as contractors and consultants.

If a law, rule or regulation conflicts with a policy in this Code, you must comply with the law, rule or regulation. If a local policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your manager how to handle the situation. Many problems can be easily avoided by simply using good judgment and seeking guidance when questions arise. Employees and officers are responsible for understanding the legal and policy requirements that apply to their jobs and reporting any suspected violations of law, this Code, or Company policy.

Those who violate the standards in this Code, or knowingly permit a violation by others, will be subject to disciplinary action, up to and including termination. Furthermore, violations of this Code may also be violations of the law and may result in civil or criminal penalties for you, your supervisors and/or the Company. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the procedures set out in Section XIX of this Code.

The basic standards discussed in this Code are subject to any Company policies covering the same issues. For purposes of the Code, when the term “employee” is used, those statements refer to full-time, part-time, and seasonal employees, officers and members of the Board of Directors.

I.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All employees must respect and obey the laws, rules and regulations wherever we do business. Although employees are not expected to know the details of each of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

II.	Conflicts of Interest

Employees must avoid situations that create an actual or potential conflict of interest between their personal interests and the interests of the Company.

Approved by the Board of Directors on September 7, 2011

A “conflict of interest” exists when a person’s private interest interferes in any way – or even reasonably appears to interfere – with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when either (i) an employee or an employee’s spouse, parent, sibling, child, in-laws, domestic partner or other person, whether or not related by blood or marriage, living in the same household (defined collectively, for purposes of this Code, as “immediate family”) or (ii) anyone with whom the employee has a close personal relationship, (which shall be defined, for purposes of this Code, to include, but not be limited to, unmarried couples, dating relationships, live-in relationships, business partners or others with whom the employee has business or financial dealings or a close personal friendship) receives improper personal benefits as a result of the employee’s position in the Company.

Identifying potential conflicts of interest may not always be clear cut. Examples of conflicts of interest may include, but are not limited to:

Financial Interests

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Having a financial or ownership interest in a competitor or supplier. Ownership of publicly traded stock in competitors and suppliers is permissible as long as the combined interests of the employee and his/her immediate family is (i) less than 1% of the outstanding stock of the company or (ii) such investment is an insignificant part of an employee’s or immediate family member’s assets.

Friends and Family

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Placing Company business with an immediate family member or anyone with whom the employee has a close personal relationship (or companies that employ such persons), or working on a Company project that will have a direct impact on the financial interests of an immediate family member or anyone with whom the employee has a close personal relationship.

Outside Employment

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Serving as employee of or on the board of directors of a supplier or competitor. You may maintain any current employment outside the Company, which is otherwise in accordance with this Code, as long as such employment does not create scheduling conflicts or affect your objectivity and independence of judgment or conduct in carrying out the duties and responsibilities associated with your position at the Company.

Improper Personal Benefits

•	Receiving gifts or entertainment (other than nominal gifts or entertainment) from an organization with which the Company has current or prospective business dealings (see Section VI below).

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Financial Transactions

•	Selling anything to the Company or buying anything from the Company (except purchases from the Company’s stores and other pre-approved channels in the normal course).

•	Engaging directly or indirectly in a business that competes with the Company, or working for a competitor, customer or supplier.

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Obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transaction with, any company that is a supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions that may do business with the Company.

For purposes of this Code, a company is deemed a “competitor” if it sells or distributes products or provides services of any kind, including consulting services, in competition with the Company and a company is deemed a “supplier” if it is a vendor or any other person or organization that sells or provides products, goods or services of any kind, including consulting services, to the Company.

Conflicts of interest are prohibited as a matter of Company policy, except as approved by the Company’s Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your manager, the Senior Vice President of Human Resources, the General Counsel or the Chief Financial Officer. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of their manager or other appropriate personnel or consult the procedures provided in Section XIX of this Code. If requested by the Company, such employee will promptly take action to eliminate the conflict.

III.	Insider Trading

In the course of performing their duties, employees may be exposed to material non-public information about the Company, an organization that we do business with or an organization that seeks to do business with us. Employees who have access to material non-public information about the Company or any other entity are not permitted to use or share that information for trading purposes in a company’s stock or for any other purpose except the conduct of the Company’s business. To use material non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. Generally, any information that could reasonably be expected to affect the sales, earnings, balance sheet or cash flow that are or will be reported by the Company, the value of the

Approved by the Board of Directors on September 7, 2011

Company’s stock or other securities, or the value of the business generally, should be considered material. For more information regarding the Company’s prohibition on insider trading, please refer to the Company’s Amended and Restated Insider Trading Compliance Program Statement (the “Insider Trading Policy”). Every director, officer, and employee of the Company is expected to acknowledge their adherence to the policies comprising the Insider Trading Policy.

The laws against insider trading are specific and complex and employees are advised to be extremely careful in their dealings to avoid even the appearance of impropriety. If you have questions or are unsure about information you may possess or about any dealings you have had in the Company’s securities, or the securities of any other entity with whom you come into contact as an employee of the Company, you should promptly contact your manager, the General Counsel, the Senior Vice President of Human Resources or the Chief Financial Officer.

IV.	Corporate Opportunities

Employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Company’s Board of Directors. If an employee becomes aware of such a business opportunity, it should be presented to your manager, the appropriate Vice President of the Company, the General Counsel or the Chief Financial Officer. No employee may use corporate property, information or position for personal gain, and no employee or officer may compete with the Company directly or indirectly. Employees owe a duty to the Company to advance the Company’s interests when the opportunity to do so arises.

V.	Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Additionally, employees should be careful not to misappropriate or misuse the confidential information of a competitor, supplier or any other company or third party. Employees are obligated to uphold their applicable confidentiality obligations to past employers and should not disclose any proprietary information from former employers to the Company. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other illegal trade practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers, including making any false statements about a competitor’s business or business practices.

Approved by the Board of Directors on September 7, 2011

Relationships with Suppliers and Vendors

The Company deals fairly and honestly with its suppliers and vendors (collectively “suppliers”. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, his or her objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately-scaled entertainment within the limits of responsible and customary business practice. Please see Section VI for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

Antitrust Laws

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Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” All employees should familiarize themselves with the general principles of the U.S. antitrust laws. The following is a summary of actions that are violations of U.S. antitrust laws:

•	Price Fixing. The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•	Limitation of Supply. The Company may not agree with its competitors to limit its production or restrict the supply of its services.

•	Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers.

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Boycott. The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using products or services from any other store or service provider or prevent a supplier from selling or distributing products to a competitor.

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•	Tying. The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the Chief Financial Officer or the Senior Vice President of Human Resources. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented.

Specifically, you should avoid any communications with a competitor regarding:

•	Prices;

•	Costs;

•	Market share;

•	Allocation of sales territories;

•	Profits and profit margins;

•	Supplier’s terms and conditions;

•	Product or service offerings;

•	Terms and conditions of sale;

•	Production facilities or capabilities;

•	Bids for a particular contract or program;

•	Selection, retention or quality of customers;

•	Distribution methods or channels; and

•	Any other element or strategy that is material or relevant to the competitive position or value of the enterprise.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information.

Approved by the Board of Directors on September 7, 2011

Seeking Help

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact your manager, the Senior Vice President of Human Resources or the Chief Financial Officer promptly for assistance, approval and review.

VI.	Gifts and Entertainment

No gift or entertainment should ever be offered, given, provided or accepted by any employee, family member of an employee or agent. Exceptions include business-related meals or events that are consistent with customary business practices and within reasonable limits, and holiday food gifts or perishables with a value of less than $200. It is not appropriate for vendors or suppliers to pay for the travel and lodging of an Ulta associate. Company policy also requires that for certain events (e.g., golf outings, overnight events, etc.), the vendor must be present and the employee must obtain approval from the appropriate Vice President prior to accepting the vendor invitation. Officers must obtain approval from Chief Financial Officer, Chief Operating Officer, or Chief Executive Officer. If in doubt about whether gifts or entertainment are appropriate, approval should be obtained from both the employee’s manager and the Senior Vice President of Human Resources or the General Counsel prior to acceptance.

Gratis (i.e., free product given to an employee from a vendor) can only be accepted with approval from an employee’s manager, department Vice President or the Chief Financial Officer. See the Company Gratis Policy for additional information regarding the acceptance of samples by employees in the corporate group.

VII.	Political Contributions and Payments to Government Personnel

No Company funds or resources may be contributed directly or indirectly to political parties, political candidates or holders of public office, except in accordance with law and after approval by the Company’s Board of Directors. Employees may, however, engage in political activities on their own time and at their own expense.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the Company and its employees and agents from giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to influence that person in an official capacity. Never give or authorize directly or indirectly any illegal payments to government officials of any country. While the FCPA does, in certain limited circumstances, allow nominal “facilitating payments” to be made, any such payment must be discussed with the Chief Financial Officer, in consultation with the Company’s legal counsel, before any such payment can be made.

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In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but is also a civil or criminal offense. State and local governments, as well as foreign governments, often have similar rules.

VIII.	Trade Issues and Other Laws Governing Our Business

The Company’s business is subject to various U.S. and international trade control regulations, including licensing, shipping documentation, import documentation and reporting and record retention requirements. Employees with significant responsibilities for purchasing in the international market-place have an additional responsibility to understand and comply with such applicable laws. These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions. Questions and requests for assistance should be directed to your manager, the Senior Vice President of Human Resources or the Chief Financial Officer.

From time to time, the Company is also subject to U.S. anti-boycott laws and regulations, which prevent U.S. companies and certain of their subsidiaries from taking action in support of a boycott imposed by a foreign country upon a nation that is friendly with the United States. Boycott laws often change and must be closely monitored. To ensure compliance, any boycott issue must be referred to the Chief Financial Officer.

IX.	Equitable Treatment

It is the policy and practice of the Company to provide equal opportunity in all aspects of employment, including recruiting, hiring, placement, promotion, training, compensation, transfer, discipline and termination. All employment practices and decisions will be conducted based on job related qualifications and not on race, color, religion, sex, age, national origin, disability, veteran status, sexual orientation or other protected characteristics.

X.	Harassment and Discrimination

The Company will not permit any employee to unlawfully harass or discriminate against another employee, customer or vendor in any way. The Company will not tolerate any conduct that creates, encourages or permits an intimidating or otherwise offensive or hostile environment.

No manager or supervisor may threaten or suggest, either explicitly or implicitly, that an employee’s submission to or rejection of sexual advances or request for sexual favors will either enhance or adversely affect the employee’s employment. This includes employee evaluation, compensation advancement, assigned duties or any other terms or conditions of employment. The Company’s policy and the law prohibit any employee from making derogatory or degrading gestures or actions, or using demeaning words concerning an employees race, color, religion, sex, age, national origin, disability, veteran status, sexual orientation or other protected characteristics.

Approved by the Board of Directors on September 7, 2011

XI.	Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by performing their jobs in the safest manner prescribed, conducting themselves in a way that enhances personal safety and that of their fellow employees and customers, following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted.

Employees are expected to perform their work in a safe manner. Employees are prohibited from being under the influence of alcohol or illegal drugs or misusing controlled substances while on the job. The Company will not tolerate the use, sale, distribution or possession of illegal drugs on Company property.

XII.	Environmental

The Company expects its employees and officers to follow all applicable environmental laws and regulations.

XIII.	Licensing & Regulation

The Company strictly enforces its obligation to operate with appropriate licenses. All employees who perform services on a guest or customer must have an active state license and it must be properly posted.

XIV.	Confidentiality

Employees must not disclose or reveal any confidential information entrusted to them by the Company or its customers or suppliers, except when disclosure is pursuant to a written confidentiality agreement and is specifically authorized by your manager, the General Counsel or the Chief Financial Officer, or as required by laws or regulations. Additionally, such confidential information should be clearly labeled “confidential.” Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers or suppliers if disclosed. Examples include, among other things, unpublished financial information, planning information, pricing information, business methods, contracts, and personal information about employees and customers. Prior to disclosing any financial information to any other person, including any supplier, you must first obtain the written authorization of the Chief Financial Officer.

Employees should not disclose confidential information to other Company employees, except as required for valid business purposes. Before providing any confidential or proprietary information to a supplier or outside party who proposes to do business with the Company, an appropriate confidentiality agreement must be entered into to protect such information.

Employees are expected to take reasonable precautions to ensure the security of confidential information including: marking document confidential, shredding all confidential documents when they are no longer needed, subject to the Company’s record retention policy, and preventing unauthorized persons from gaining access to or using the Company’s warehouses, office or equipment. The obligation to preserve confidential information continues even after employment ends.

Approved by the Board of Directors on September 7, 2011

XV.	Protection and Proper Use of Company Assets

All employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to the Loss Prevention Department. Company assets should not be used for non-Company business.

The obligation of employees to protect the Company’s assets includes the Company’s intellectual property such as trade secrets, patents, trademarks, and copyrights. It is also the Company’s policy to respect the valid and legitimate intellectual property rights of others (e.g., software).

To ensure the protection and proper use of the Company’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Company property.

•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•	Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. These communications may also be subject to disclosure to law enforcement or government officials. In particular, the Company’s computer systems and networks, and all electronic communications, data and records created on or stored in those systems and networks, are the property of the Company. The Company retains the right to access its computer systems and networks (including the contents of hard drives and back-up tapes of deleted items) whenever warranted by business needs or legal requirements.

The Company will therefore periodically monitor its systems and networks for, among other reasons, accounting purposes, to ensure proper use and to prevent security violations. Employees should not expect that their Company computers, and the communications and data they send and receive using those computers are private or confidential.

Employees may not use the Company’s computers – including its Internet and e-mail systems – in any way that is unlawful, that violates Company policy or that for other reasons may reasonably be interpreted as offensive to others. Forbidden transmissions include, but are not limited to, messages, images, cartoons or jokes with sexual connotations, ethnic or racial

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slurs, or any other message that could reasonably be construed by either an intended or unintended recipient to be discriminatory, disparaging or harassing towards an individual or group based on race, color, religion, sex, age, national origin, disability, veteran status, sexual orientation or other protected class status. If you have any doubt as to whether others might find the material offensive, you should conclude that it is inappropriate for use on your computer at the Company (or to send from any computer to an employee of the Company).

The Company’s computer systems may not be used to transmit copyrighted materials, trade secrets, proprietary financial information or similar materials to others outside of the Company without authorization of the General Counsel, the Chief Financial Officer or the Senior Vice President of Human Resources.

The Company’s computer systems may not be used to solicit for commercial ventures, chain letters, religious or political causes, charitable contributions, outside organizations or other purposes not related to the Company’s business.

Use of the Company’s computer systems and networks in violation of this policy will result in disciplinary action, up to and including termination of employment.

XVI.	Media Inquiries

Release of information to the media is restricted to select individuals in order to maintain a proper image and to provide accurate and consistent information regarding the Company to those outside of the Company. All requests for information from the media must first be approved by the Chief Executive Officer or the Chief Financial Officer. All inquiries involving financial matters must be approved by the Chief Financial Officer. This policy includes responding to questions, disclosure of information, and requests to photograph or film in our stores.

XVII.	Record-Keeping, Financial Controls and Disclosures

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately and honestly reflect all transactions, must comply with applicable legal requirements and generally accepted accounting principles, and must conform to the Company’s system of internal controls. No false or misleading entries may be made in the books, records or accounts. No undisclosed or unrecorded funds or assets may be established or maintained, directly or indirectly, for any purpose. Employees are required to maintain and adhere to the Company’s internal control procedures. Employees are also required to retain and destroy records in accordance with the Company’s record retention policies.

Employees are expected to provide full, fair, accurate, timely and understandable disclosures in reports or documents filed with, or submitted to, the SEC or any stock exchange, as well as in press releases or public communications. Dishonest or unethical reporting is strictly prohibited.

Employees are expected to fully cooperate with and provide complete information as requested by the Company’s independent auditor and to avoid any action that may coerce, manipulate or fraudulently influence the independent auditors, or that could cause the Company’s financial statements to be materially misleading.

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Employees with concerns regarding accounting, internal accounting control and auditing irregularities are expected to report those concerns immediately to the Director of Internal Audit, the General Counsel, the Senior Vice President of Human Resources, the CFO or anonymously via the third party Ethics Hotline (see Section XIX of this Code).

XVIII.	Waivers of the Code of Business Conduct

Any waiver of this Code for any executive officer or any director may be made only by the Company’s Board of Directors and will be promptly disclosed as required by law or regulation.

XIX.	Reporting any Illegal or Unethical Behavior

Employees have a duty to report any known or suspected violation of the Code, law or Company policy. Employees may report violations on a confidential or anonymous basis, and can report violations without fear of reprisal. The Company does not permit retaliation of any kind against employees for good faith reports of suspected violations. Employees are expected to cooperate in internal investigations of misconduct. An employee accused of violating the Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline.

To report a known or suspected violation of the Code:

•	Employees are encouraged to first report the violation to their immediate supervisor or appropriate local management.

•	If the issue is not resolved, or in situations where it may not be appropriate to discuss the issue with local management, employees should report the issue to:

•	their Vice President;

•	the Director of Loss Prevention (for issues involving theft or fraud);

•	the Senior Vice President of Human Resources, the General Counsel or the Chief Financial Officer (for other matters relating to the Code); or

•	the third party Ethics Hotline at 1-888-673-9271 (toll free). The third party hotline will provide the option of reporting on an anonymous basis.

Employees are also encouraged to talk to supervisors, managers, human resource representatives or other appropriate personnel when in doubt about the best course of action in a particular situation or for questions regarding interpretation of the Code.

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Violations of this Code will be addressed promptly and, subject to compliance with applicable law or regulation, may subject persons to corrective and/or disciplinary action, including termination of employment.

XX.	Additional Responsibilities of Leaders

Every employee who supervises others has the additional responsibility to lead by example, ensure that employees he or she supervises understand and comply with the Code, foster an environment that promotes honest and ethical behavior, and ensure their employees understand how to report concerns and that there is no retaliation for doing so.

XXI.	Other Important Policies and Handbooks

Other resources that provide additional guidance on the Company’s expectations for ethical business conduct and more detailed information on some of the policies discussed above, include the following (and as they may be revised or amended from time to time):

•	Employee Handbook;

•	Employment Policies;

•	Anti–Harassment/Discrimination Policy;

•	Employee Gratis Policy;

•	Employee Discount Policy;

•	E-Mail & Internet Usage Policy; and, Social Media Policy;

•	Insider Trading Compliance Program Statement;

•	Protocol for Compliance with Regulation FD;

•	Media Contact Policy;

•	Confidentiality Policy;

•	Corporate Identity Policy; and

•	Employee Complaint Procedures for Accounting, Internal Accounting Control and Auditing Matters.

CONCLUDING MATTERS

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor, the Senior Vice President of Human Resources, the General Counsel or the Chief Financial Officer. We expect all Company employees to adhere to these standards.

Approved by the Board of Directors on September 7, 2011

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy and, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Company expressly reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

Approved by the Board of Directors on September 7, 2011

Your Personal Commitment to the

Ulta Salon, Cosmetics & Fragrance, Inc.

Code of Business Conduct

I acknowledge that I received a copy of the Ulta Code of Business Conduct (the “Code”), that I have read the Code and that I understand it. I will comply with the Code. If I learn that there has been a violation or suspected violation of the Code, I will contact my manager, the Senior Vice President of Human Resources or the Ethics Hotline. I acknowledge that the Code is not a contract, and that nothing in the Code is intended to change the traditional relationship of employment-at-will.

Signature

Print Name

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Approved by the Board of Directors on September 7, 2011